Exhibit 10.1

ANI and Vyyo Proprietary & Confidential

EQUIPMENT PURCHASE AGREEMENT

BETWEEN

VYYO INC.

AND

ARCADIAN NETWORKS INC.

Vyyo Inc. has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange of 1934, as amended, for certain portions of this exhibit identified by ***

THIS EQUIPMENT PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of March 31, 2006 (the “Effective Date”), by and between Vyyo Inc., a Delaware corporation, having its principal place of business at 4015 Miranda Avenue, First Floor, Palo Alto, California 94304, United States (hereinafter referred to as “Vyyo”), and Arcadian Networks Inc., a Delaware corporation, having its principal place of business at 26 Broadway, 21st Floor, New York, New York 10004(hereinafter referred to as “ANI”).

WHEREAS, Vyyo is engaged in the business of manufacturing, selling and installing the Products, including the Spare Parts (as defined below) described in Schedules A-1 and A-2 respectively.

WHEREAS, Vyyo also provides certain Services (as defined below) relating to the Products.

WHEREAS, ANI desires to purchase the Products (including the Spare Parts) and Services from Vyyo and Vyyo desires to sell the Products (including the Spare Parts) and deliver the Services to ANI, upon the terms and conditions set forth herein.

NOW THEREFORE, the parties agree as follows:

ARTICLE 1. CERTAIN DEFINITIONS

“Agreement” means this Agreement and the following schedules and exhibits which are attached hereto and form part of this Agreement:

Schedule A-1 -	Product (not including Spare Parts) list and Pricing
Schedule A-2 -	Spare Parts list and Pricing
Schedule A-3 -	New Product Pricing Procedure
Schedule B-1 -	Minimum Product Purchase Amounts
Schedule B-2 -	Forecast Amount
Schedule B-3 -	Exclusivity Amount
Schedule C-1 -	Support Services and Rates
Schedule C-2 -	Maintenance Services and Rates
Schedule C-3 -	Extended Warranty and Rates
Schedule C-4 -	Training Services and Rates
Schedule C-5 -	Miscellaneous Services and Rates
Schedule D -	Escrow Agreement
Exhibit 1 -	Initial Purchase
Exhibit 2 -	Insurance

“Product” or “Products” shall mean (i) the products set forth in Schedule A-1 and any revisions or upgrades thereto, including products intended to replace any products on Schedule A-1, (ii) new wireless products introduced by Vyyo (other than revisions, replacements or upgrades to the products set forth in Schedule A-1, which the parties agree are covered in item (i)) and any other new products as may be agreed upon by the parties in writing from time to time, and any revisions or upgrades thereto (collectively “New Products”), and (iii) Spare Parts (as defined below). All such products (excluding Spare Parts) shall be added to Schedule A-1.

“Spare Part” or “Spare Parts” shall mean (i) the spare parts set forth in Schedule A-2 and any revisions or upgrades thereto, including spare parts intended to replace any spare parts on Schedule A-2, (ii) new spare parts introduced by Vyyo (other than revisions, upgrades or spare parts intended to replace any spare parts on Schedule A-2, which the parties agree are covered in item (i)) and any revisions or upgrades thereto, (iii) any spare parts necessary for New Products added to Schedule A-1, and (iv) any other new spare parts as may be agreed upon by the parties in writing from time to time (collectively, (ii) – (iv) referred to herein as “New Spare Parts”). All such spare parts shall be added to Schedule A-2.

“Product End of Life” or “Product EOL” shall mean such time when (i) Vyyo reasonably concludes that it will no longer manufacture or procure a Product, (ii) such Product has been replaced by the next generation of such Product and Vyyo has determined not to continue to manufacture or procure such earlier generation Product, or (iii) Vyyo reasonably concludes that it can no longer obtain the components it requires to manufacture a Product on a commercially reasonable basis.

“Material Component End of Life” or “Material Component EOL” shall mean such time when (i) Vyyo reasonably concludes that it will no longer obtain a material Product component(s) it requires to manufacture a Product on a commercially reasonable basis, or (ii) a material Product component has been replaced by the next generation of such component and the manufacturer has determined not to continue to manufacture such earlier generation component.

“Minimum Product Purchase Amount” or “Minimum Product Purchase Amounts” shall have the meaning set forth in Schedule B-1.

“Forecast Amount” shall mean the amount for a specified period as set forth in Schedule B-2.

“Exclusivity Amount” shall mean the amounts set forth in Schedule B-3.

 “Price” or “Prices” shall mean the prices payable to Vyyo in consideration for the sale of Products and/or Services as set forth in Schedule A-1, A-2, C-1, C-2, C-3, C-4 and C-5.

“Product Purchase Amount” shall mean, for each year (or other applicable period) of the Term, the aggregate Prices paid or to be paid by ANI to Vyyo for Products shipped and to be shipped within such year (or other applicable period) based upon the shipping dates set forth in accepted Purchase Orders, provided however that if any Products are shipped by Vyyo on a date that is later than the shipping date set forth in an accepted Purchase Order as requested by ANI pursuant to Section 6.4 below the relevant year (or other applicable period) shall be based on the actual shipping date for such Products.

“Relevant Market” shall have the meaning set forth in Article 18.

“Relevant Territory” shall have the meaning set forth in Article 18.

“Miscellaneous Services” shall have the meaning set forth in Section 2.3.

“Standard Services” means the Services described in Schedules C-1, C-2, C-3, and C-4.

“Services” means the Standard Services and the Miscellaneous Services.

“Software” shall mean the Vyyo proprietary and third party software provided with any of the Products purchased hereunder, including without limitation the network management software (“NMS”).

ARTICLE 2. SALE AND PURCHASE OF EQUIPMENT AND SERVICES

2.1           ANI may, from time to time, purchase Products from Vyyo at the Prices set forth in Schedules A-1 and A-2. Vyyo agrees to sell to ANI and ANI agrees to purchase from Vyyo such Products in accordance with the terms of this Agreement.

2.2           ANI may, from time to time, purchase the Standard Services from Vyyo at the Prices set forth in Schedules C-1, C-2, C-3 and C-4. Vyyo agrees to sell to ANI such Standard Services in accordance with the terms of Schedules C-1, C-2, C-3, and C-4 respectively and this Agreement.

2.3           ANI may request, during the eighteen (18) months following the Effective Date, to purchase additional services to be performed by Vyyo employees which services are within such employees’ areas of expertise (the “Miscellaneous Services”). The Miscellaneous Services shall not include software or product development services. Vyyo shall provide Miscellaneous Services to ANI in accordance with the hourly and/or daily (as applicable) Prices set forth in Schedule C-5, subject to such employees’ reasonable availability given such employees’ work commitments for Vyyo. The parties shall negotiate in good faith and set forth in a statement of work any such Miscellaneous Services to be performed by Vyyo employees hereunder, which statement of work shall be attached to the applicable Purchase Order for such Miscellaneous Services and shall include a performance schedule, any applicable deliverables and any additional terms applicable to such Miscellaneous Services. Any Miscellaneous Services shall be performed by Vyyo’s employees subject to the direction and control of ANI.

2.4           There shall be an initial purchase (the “Initial Purchase”) of Products and Services, which Initial Purchase shall consist of the quantity, type and shipment schedule of Products and Services to be delivered and be subject to the additional terms and conditions set forth in Exhibit 1. The parties shall mutually agree upon shipment dates for the Products identified in the Initial Purchase.

2.5           Vyyo shall assist ANI, during the 12 months following the Effective Date, in identifying any standard off-the-shelf test equipment which may be used to test and maintain the Products and in specifying any customization of such test equipment appropriate for such purpose.

2.6           Vyyo may only remove a Product from Schedule A-1 or A-2 at the Product EOL for such Product.
Except as set forth below with respect to third party Products or Products containing material third party components (collectively “Third Party Products”), if a Product is approaching its Product EOL, Vyyo shall provide a minimum of 12 months advance written notice of such Product EOL to ANI before such Product can be removed from Schedules A-1 or A-2. Notwithstanding any Product EOL of such Product, Vyyo shall continue to support any such Product for the lesser of (A) a period of 5 years from the last date of sale of such Product to ANI or (B) 2 years from the Product EOL of such Product. Notwithstanding the foregoing, if a Third Party Product is reaching its Product EOL , Vyyo may remove such Third Party Products from Schedules A-1 and A-2 at such Third Party Product’s Product EOL as determined by the third party manufacturer, but shall provide ANI with “back-to-back” advance written notice of the Product EOL of any such Third Party Products promptly after Vyyo’s receipt of notice thereof from such third party manufacturer(s) and will provide “back-to-back” support as provided by such third party manufacturers. Any Purchase Orders issued within the 12 month notice period or “back-to-back” notice period, as the case may be, for any Product (or Third Party Product, as the case may be) at its Product EOL shall be filled by Vyyo in accordance with the provisions of Article 4.

2.7           In the case of Material Component EOL that does not affect functionality (if functionality is affected, the event shall be treated the same as a Product EOL),

Vyyo shall provide six (6) months advance written notice to ANI prior to changing such material component.

ARTICLE 3. PRICE

3.1           For each Product set forth on Schedules A-1 and A-2 as of the Effective Date there is a Price for such Product listed on Schedules A-1 or A-2, respectively. For Products added to Schedules A-1 or A-2 after the Effective Date the initial Prices for such Products will be determined in accordance with the New Product Pricing Procedure set forth on Schedule A-3. For the avoidance of doubt, Prices for Products shall be fixed upon acceptance of a Product Purchase Order without regard to the shipping date.

3.2           For the Products set forth on Schedules A-1 and A-2 as of the Effective Date, the parties agree that the Prices set forth on Schedule A-1 and A-2 are fixed for a period of 24 months after the Initial Purchase, and then shall be adjusted as follows:

3.2.1        Provided that ANI’s annual Product Purchase Amount between the first day of the 13th month after the Initial Purchase through and including the last day of the 24th month after the Initial Purchase (“Year 2”) is equal to or greater than *** but less than the Forecast Amount for Year 2, commencing as of the first day of the 25th month after the Initial Purchase, (i) ANI shall be entitled to an aggregate credit equal to 2% of the total Product Purchase Amount for Year 2 (“Year 2 Credit”), which credit shall be applied toward all new Product Purchase Orders until the credit is fully used provided however that the credit applied to any given Product Purchase Order shall not exceed 30% of the amount of such Product Purchase Order and any balance of such credit shall be carried forward and applied to subsequent Product Purchase Orders in the same manner until fully used, and (ii) the Prices for Product purchases during the twelve (12) months commencing on that date (“Year 3”) shall be reduced by 2%.

*** Denotes language for which Vyyo Inc. has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended

3.2.2        Provided that ANI’s annual Product Purchase Amount for Year 3 is equal to or greater than the Minimum Product Purchase Amount for such year but less than the Forecast Amount for such year, commencing as of the first day of the next year (“Year 4”), (i) ANI shall be entitled to an aggregate credit equal to 4% of the total Product Purchase Amount for Year 3 (“Year 3 Credit”), which credit shall be applied toward all new Product Purchase Orders until the credit is fully used provided however that the credit applied to any given Product Purchase Order shall not exceed 30% of the amount of such Product Purchase Order and any balance of such credit shall be carried forward and applied to subsequent Product Purchase Orders in the same manner until fully used, and (ii) the Prices for Product purchases during Year 4 shall be reduced by 4%.

3.2.3        Provided that ANI’s annual Product Purchase Amount for Year 4 is equal to or greater than the Minimum Product Purchase Amount for such year but less than the Forecast Amount for such year, commencing as of the first day of the next year (“Year 5”), (i) ANI shall be entitled to an aggregate credit equal to 4% of the total Product Purchase Amount for Year 4 (the “Year 4 Credit”), which credit shall be applied toward all new Product Purchase Orders until the credit is fully used provided however that the credit applied to any given Product Purchase Order shall not exceed 30% of the amount of such Product Purchase Order and any balance of such credit shall be carried forward and applied to subsequent Product Purchase Orders in the same manner until fully used, and (ii) the Prices for Product purchases during Year 5 shall be reduced by 4%.

3.2.4        Provided that ANI’s annual Product Purchase Amount for Year 5 is equal to or greater than the Minimum Product Purchase Amount for such year but less than the Forecast Amount for such year, commencing as of the first day of the next year (“Year 6”), (i) ANI shall be entitled to an aggregate credit equal to 4% of the total Product Purchase Amount for Year 5 (the “Year 5 Credit”), which credit shall be applied toward all new Product Purchase Orders until the credit is fully used provided however that the credit applied to any given Product Purchase Order shall not exceed 30% of the amount of such Product Purchase Order and any balance of such credit shall be carried forward and applied to subsequent Product Purchase Orders in the same manner until fully used, and (ii) the Prices for Product purchases during Year 6 shall be reduced by 4%.

3.2.5        Provided that ANI’s annual Product Purchase Amount for Year 2 is equal to or greater than the Forecast Amount for such year, (i) the Year 2 Credit shall be equal to 4% of the total Product Purchase Amount for Year 2 rather than 2% and (ii) the amount of Price reduction for Product purchases in Year 3 shall be 4% rather than 2%. Provided that ANI’s annual Product Purchase Amount for Year 3 is equal to or greater than the

Forecast Amount for such year, (i) the Year 3 Credit shall be equal to 6% of the total Product Purchase Amount for Year 3 rather than 4% and (ii) the amount of Price reduction for Product purchases in Year 4 shall be 6% rather than 4%. Provided that ANI’s annual Product Purchase Amount for Year 4 is equal to or greater than the Forecast Amount for such year, (i) the Year 4 Credit shall be equal to 6% of the total Product Purchase Amount for Year 4 rather than 4% and (ii) the amount of Price reduction for Product purchases in Year 5 shall be 6% rather than 4%. Provided that ANI’s annual Product Purchase Amount for Year 5 is equal to or greater than the Forecast Amount for such year, (i) the Year 5 Credit shall be equal to 6% of the total Product Purchase Amount for Year 5 rather than 4% and (ii) the amount of Price reduction for Product purchases in Year 6 shall be 6% rather than 4%.

3.3           For each New Product added to Schedule A-1 or New Spare Part added to Schedule A-2 after the Effective Date, the parties agree that the initial Price for such New Product or New Spare Part (as determined in accordance with Schedule A-3) is fixed for a period of 24 months after the initial accepted Purchase Order for such New Product and/or New Spare Part, as applicable, and thereafter shall be reduced for the immediately subsequent three (3) year periods in accordance with the same discount structure as with respect to Products (as set forth in Sections 3.2.1 through 3.2.5, above). By way of example, the Year 3 discount for existing Products would apply during the third year after the initial accepted Purchase Order for a New Product.

3.4           For purposes of clarification, if ANI’s Product Purchase Amount for any given year is less than the Minimum Product Purchase Amount for such year, ANI shall not qualify for the applicable credit for such year or the applicable reduction in Price for the immediately subsequent year. Thereafter, if ANI’s Product Purchase Amount for any given year meets or exceeds the Minimum Product Purchase Amount for such year, ANI shall again qualify for the applicable credit for such year and the applicable reduction in Price for the immediately subsequent year.

3.5           The Prices of Standard Services are set forth in Schedules C-1, C-2, C-3 and C-4 and the Prices for Miscellaneous Services shall be at the hourly or daily rates (as applicable) specified in Schedule C-5.

3.6           The prices of Products shall be on an Ex-Works (EXW) basis packed for export at Vyyo’s facility, and are exclusive of any and all taxes and/or import duties applicable to the sale or use of the Products sold. Any such tax(es), except taxes based upon Vyyo’s net income shall be separately itemized on Vyyo’s invoice(s) and ANI agrees to assume and pay or cause to be paid any and all such taxes and/or other charges incidental to the purchase or sale of such Products or, in lieu thereof, ANI shall furnish Vyyo with a properly executed tax exemption certificate prior to shipment. The prices of Products may be quoted by Vyyo on a CIP basis, at ANI’s request.

3.7           Vyyo agrees that the Product prices, excluding Spare Parts and NMS, set forth in this Agreement shall, at all times, represent Vyyo’s best Product pricing terms available to any Vyyo customer that purchases, in the Relevant Territory, Products in similar or lesser quantities to those purchased by ANI hereunder for reasonably similar types of usage (a “Vyyo Comparable Customer”). In the event Vyyo grants a Vyyo Comparable Customer a better Product price than that provided to ANI hereunder, Vyyo shall, unless prohibited by law, (i) promptly notify ANI of such lower Product price, and (ii) extend to ANI the more favorable Product price effective as of the date on which such more favorable Product prices became effective with respect to such Vyyo Comparable Customer, which more favorable price will be available to ANI to the extent that ANI (x) commits to purchase at least the same volume as committed to purchase by the Vyyo Comparable Customer and (y) accepts all of the other terms and conditions offered to the Vyyo Comparable Customer and reasonably applicable to a purchase by ANI (other than terms not reasonably related to the pricing of such Products). This Section 3.6 shall not apply retroactively, nor shall it be construed as entitling ANI to the return of or credit for any money paid by it prior to the date such more favorable Product price became effective. If more favorable prices for the Products are added pursuant to this Section 3.7 the parties shall promptly amend Schedule A-1 to include such more favorable Product prices for the length of time as such more favorable Product price is available to the Vyyo Comparable Customer. For the avoidance of doubt, all provisions of this Agreement relating to Product prices shall continue to apply to such revised Price, including without limitation Sections 3.2 and 3.3.

ARTICLE 4. PURCHASE ORDERS

4.1           Sales of Products by Vyyo to ANI shall be subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement shall not be modified or supplemented by any communication, purchase order, or other document from ANI or Vyyo unless such communication is in writing, identified as an amendment to this Agreement, and subsequently accepted in writing by an authorized officer of Vyyo and ANI, as applicable.

4.2           Vyyo agrees to sell to ANI the Products and Services in accordance with purchase orders (each a “Purchase Order”) placed by ANI and accepted by Vyyo pursuant to this Agreement. All Purchase Orders submitted by ANI to Vyyo shall:  (i) reference this Agreement and specify a delivery date for Products no sooner than 90 days from the date of the Purchase Order; (ii) contain definitive list prices

(based on Schedules A-1 and A-2), Product and Service numbers, quantities, discounts and credits to the extent applicable; and (iii) shall be signed and dated by an authorized representative of ANI. Purchase Orders shall be binding on Vyyo only when accepted in writing (including by facsimile notification) by Vyyo; provided, however, that Vyyo will accept Purchase Orders if by using reasonable commercial efforts it could fill the Purchase Orders in accordance with the delivery schedules set forth therein (subject always to the EOL provisions set forth in Section 2.6 and 2.7). During the first two (2) years of the Agreement Vyyo agrees to extend ANI a credit line of 5 million dollars ($5,000,000). The amount of the credit line that Vyyo will extend to ANI after the initial two (2) years of the Agreement shall be discussed in good faith by the parties and mutually agreed upon in writing prior to the end of the initial two (2) years of the Agreement. For purposes of clarification, notwithstanding anything to the contrary herein, if at any time during the Term of the Agreement the amount of ANI’s outstanding invoices to Vyyo hereunder, together with the Price for any submitted Purchase Order, exceeds ANI’s then-current credit line extended by Vyyo to ANI, Vyyo may reject such Purchase Order unless ANI is willing to pre-pay for such Purchase Order. In no event shall the foregoing permit Vyyo to reject, or require ANI to pre-pay, the Initial Purchase; provided however, the parties acknowledge and agree that Vyyo may, upon notice to ANI, delay the shipment of Product pursuant to such Initial Purchase to the extent that the then-current outstanding amount owed by ANI pursuant to such Initial Purchase is greater than 5 million dollars ($5,000,000) until such time as the then-current outstanding amount owed by ANI pursuant to such Initial Purchase is less than 5 million dollars ($5,000,000).

ANI’s forecasts do not bind either party, and Vyyo will conduct such preparation towards the fulfillment of Purchase Orders to an extent and manner as decided by Vyyo. Vyyo will confirm acceptance of each Purchase Order by notifying ANI in writing (including by facsimile notification) of the anticipated date of delivery within seven (7) business days of receipt of the Purchase Order. If Vyyo cannot reasonably meet a delivery schedule requested in a Purchase Order, Vyyo may reject such Purchase Order and notify ANI in writing of Vyyo’s commercially reasonable schedule for fulfillment of such Purchase Order. ANI may, in its discretion, promptly resubmit such Purchase Order with a revised delivery schedule. If a Purchase Order submitted by ANI does not conform to the requirements of this Article, Vyyo shall promptly inform ANI of such fact and shall provide ANI with the opportunity to submit a corrected Purchase Order. Each accepted Purchase Order shall be governed by this Agreement.

ARTICLE 5. FORECASTS

5.1.          ANI shall provide Vyyo non-binding forecasts of its anticipated purchase of Products as set forth in this Section 5.1. Each forecast submitted hereunder shall state ANI’s anticipated purchase of Products for the succeeding 12 month period based on (i) ANI’s actual signed contracts with customers (high-level abstracts of which shall be provided to Vyyo, subject to any ANI confidentiality obligations) and (ii) other anticipated Product purchases forecasted by ANI. The first such forecast shall be provided within 60 days after the execution of this Agreement. Thereafter, subsequent 12 month forecasts will be provided on March 1 and September 1 of each year, commencing on September 1, 2006.

ARTICLE 6. DELIVERY

6.1           Vyyo’s delivery period of Products from the effective date of the Purchase Order hereunder to the date of delivery shall be as stated in the Purchase Order accepted by Vyyo as specified in Article 4.

6.2           Vyyo shall inform ANI of the readiness of the shipment of Products ten (10) business days in advance of the expected date for shipment by fax / e-mail which shall contain the following information:

(a)           Purchase Order number and description of the Product;

(b)           Unit price and total value of the Product to be shipped;

(c)           Estimated net, gross weight and measurement of the packages to be shipped (if on an EXW basis).

6.3           Vyyo shall ship the Products to ANI at the location designated by ANI in the applicable Purchase Order, which may be the premises of ANI’s customer. The parties shall mutually agree upon the method of shipment for Products. The title as well as the risk of the loss or damage to Products shall pass to ANI from Vyyo at the time of EXW delivery at Vyyo’s facility as defined in INCOTERMS 2000. Further, for the avoidance of doubt, all shipping and handling costs incurred to ship the Products to ANI at the location designated by ANI in the applicable Purchase Order, which may be the premises of ANI’s customer, will be borne by ANI. In the event of a CIP price quote by Vyyo and an acceptance of the CIP price quote by ANI, the risk of loss shall pass in accordance with CIP as defined in INCOTERMS 2000.

6.4           ANI may reschedule Product deliveries in advance of Vyyo’s scheduled delivery dates as follows:

Days prior to original	Rescheduled Product Delivery
Product Delivery Date	(“push out”) Dates

0-30	None
31-60	up to 15 days from original date
61-90	up to 30 days from original date
91+	up to 60 days from original date

provided however that no rescheduled Product delivery dates shall be permitted if the effect of such rescheduling is to change the calendar quarter in which such delivery was originally scheduled.

6.5           A Product delivery date may only be rescheduled (whether in whole or in part) once from its original Product delivery date, except for the shipment and delivery dates for the Initial Purchase which may be rescheduled by ANI more than once provided that ANI shall notify Vyyo of any rescheduled shipping date for Product covered by the Initial Purchase at least three (3) months in advance of the scheduled shipping date for such Product and provided further that 70% of the Products contained in the Initial Purchase are shipped within 2006 and 100% of the Products contained in the Initial Purchase are shipped within 12 months from the Effective Date.

6.6           Upon ANI’s request Vyyo will use its commercially reasonable efforts to accelerate Product delivery dates and subject to ANI agreeing to meet any increased costs as a result of such activity.

6.7           ANI shall have the right to re-sell the Products within the Relevant Territory to end-users (and only to end-users) in the Relevant Market.

6.8           ANI agrees that following completion of the fourth year of the Term of this Agreement, ANI shall use all commercially reasonable efforts to re-sell the Products (or obtain contracts for the provision of services that ANI offers based on the Products) in the Relevant Territory to end-users in the Relevant Market. ANI agrees that its commercially reasonable efforts shall include, in accordance with such priorities as ANI may reasonably establish and consistent with the size of ANI’s business and then-existing sales force, seeking to re-sell the Products (or services) throughout the Relevant Territory and to end-users in all portions of the Relevant Market.

ARTICLE 7. ACCEPTANCE TEST

7.1           Vyyo shall provide ANI (or its customers or designees) with the opportunity from time to time to observe factory processes and procedures with respect to the Products, upon reasonable advance request and during normal business hours and subject to normal confidentiality procedures.

7.2           Acceptance Tests:

7.2.1        With respect to the Initial Purchase, ANI shall accept the “A-Band Base Stations” as and when such base stations are accepted by Great River Energy (“GRE”) according to the GRE “SAT” field test that was agreed to by Vyyo and GRE (and reasonably acceptable to ANI). Thereafter, there shall not be any field acceptance requirements for the Initial Purchase and the Products shall be deemed accepted when delivered, subject to Sections 7.2.2 (regarding the V-290i Product) and 7.2.3 (regarding the New Products).

7.2.2        With respect to the V-290i Product, such V-290i Product shall be accepted by ANI at such time as Vyyo delivers the first V-290i Product to ANI (or its designee) and demonstrates that such V-290i Product performs in accordance with its specifications.

7.2.3        If Vyyo develops New Products to be added to Schedules A-1 or A-2 hereunder, the parties shall agree on an initial purchase acceptance procedure for such New Products.

7.3                           Specifications for each Product shall be initially generated by Vyyo in the ordinary course consistent with its customary practices based on the expected performance of such Product in actual use. If ANI reasonably requests, Vyyo shall provide more detailed specifications for a Product if such specifications can be provided through commercially reasonable means, including by addressing types of Product functionality not part of the original specification for such Product (but within the then-current design capability of the Product - this requirement to provide additional detail will not require Vyyo to redesign or modify the Product).

7.4           ANI, from time to time, either for itself or for its customer, may request that Vyyo develop new functionality for an existing Product or develop one or more New Products. In such a case, ANI shall notify Vyyo in writing of such a request. If Vyyo agrees to develop such new functionality or New Products, Vyyo will, within a commercially reasonable period, provide ANI with a change proposal. Such change proposal shall include: (i) the technical changes required as a result of the change request; (ii) any corresponding changes in delivery schedule; (iii) any corresponding change in the price; and/or (iv) the engineering costs associated with such change request. ANI may at its sole discretion, approve the change proposal, or reject the change proposal, by providing written notice thereof to Vyyo. Upon written approval of the change by the parties, Schedule A-1 and A-2 as applicable, shall be amended to reflect the new Product, new specification and/or Price.

ARTICLE 8. PAYMENT

8.1           As to all Product purchases, payment shall occur no later than 30 days after the first day of the calendar month following the date of shipment (as stated in the related invoice which shall accompany each Product shipment). All Products shall be shipped in accordance with Article 6. Payments made later than 30 days after the first day of the calendar month following the date of shipment will be subject to interest at a rate of 15% per year.

8.2           All Payments shall be in U.S. dollars.

8.3           All invoices shall be prepared by Vyyo in good faith and in accordance with this Agreement. Notwithstanding anything to the contrary herein, if ANI reasonably disputes any amounts invoiced hereunder in good faith, ANI shall (i) provide Vyyo with written notice of such dispute, (ii) pay to Vyyo the undisputed amount, if any, on or before the due date, and (iii) (subject to the following) shall have the right to place the disputed amount in escrow on or before the due date rather than paying such amount to Vyyo. The parties shall use good faith efforts to resolve any such dispute within thirty (30) days, but at any time either party may refer such matter to expedited arbitration. In the event that ANI deposited the disputed amount into escrow and it is determined in such arbitration that such amount was due and owing as invoiced, the disputed amount shall be released to Vyyo with interest earned while in the escrow account from the initial due date. If an arbitrator determines more than once in any two year period that ANI did not have a reasonable basis for any dispute where ANI deposited the disputed amount into escrow, then ANI shall no longer have the ability to withhold and deposit into escrow any payments in accordance with this process. For the avoidance of doubt, an arbitrator’s finding in favor of Vyyo regarding a disputed amount shall not be automatically construed to mean that ANI’s dispute was unreasonable nor shall ANI’s use of the dispute mechanism set forth in this Section 8.3 be deemed a breach of this Agreement. ANI is not obligated to withhold and escrow payment to dispute any amount. ANI always has the right to pay any amount when due, dispute such amount within a reasonable time frame thereafter, and receive a refund of any improperly invoiced amount. Similarly, if the arbitrator determines more than once in any two year period that Vyyo did not have a reasonable basis for the submission of an invoice, then ANI shall no longer need to deposit payment for a disputed amount into escrow to dispute an invoice in accordance with this Section.

ARTICLE 9. PACKING AND MARKING

9.1           Unless otherwise instructed by ANI in writing, the packing and marking of Products shall be made for U.S. shipment in accordance with then current Vyyo standard for shipment, which is and shall be proper and sufficient to withstand all modes of shipment under normal transportation conditions.

9.2           Vyyo shall not be responsible for any damage or loss caused by any instructed packing and/or marking by ANI, except to the extent caused by Vyyo’s negligence or willful misconduct.

ARTICLE 10. INSURANCE

10.1         ANI is responsible to arrange and obtain all insurance covering the shipment from EXW delivery to ANI’s (or ANI’S designated) facilities at ANI’s own cost.

10.2         In the event of an accepted CIP price quote for a Product, Vyyo is responsible to arrange and obtain all insurance covering the shipment of the Product from the CIP point of shipment/delivery to ANI’s (or ANI’s designated) facilities.

ARTICLE 11. INTELLECTUAL PROPERTY

11.1         Nothing herein contained shall be construed as the transfer or grant of license of any trade names, trademarks, patents, designs, copyrights and/or any other intellectual property rights that Vyyo owns in connection with Products or Services, except for those license rights specifically set forth herein.

11.2         In the event any improvements, revisions, or changes are made to any Products or in connection with any Services, whether offered by Vyyo or requested and/or suggested in anyway by ANI, shall be the sole property of Vyyo. At Vyyo’s discretion, ANI agrees to cooperate in any manner necessary (and at Vyyo’s expense), including, but not limited to the execution of documents to assign and/or secure, in Vyyo’s name, any and all Intellectual Property rights related to such improvements, revisions, or changes. Vyyo hereby grants to ANI a perpetual, nonexclusive, fully paid-up right and license to use any such Product improvements, revisions or changes to which ANI is entitled pursuant to this Agreement (either pursuant to Vyyo’s warranty obligations or through the purchase of applicable Maintenance Services) and the results of any such Services as necessary to use, operate, maintain and support the Products as permitted herein or for any other purpose for which they were developed, with the right to sublicense any such rights (i) to ANI’s customers that use the Product in connection with products and services provided by ANI or to any one that purchases the Product directly from ANI, and (ii) to third party agents of ANI that assist ANI in connection with the Product.

ARTICLE 12. WARRANTY

12.1         Limited Warranty. Vyyo warrants that the Products sold by it hereunder shall be free of defects in materials and workmanship and shall perform in accordance with their specifications for a period of eighteen (18) months from the date of delivery. Vyyo’s obligations under this limited warranty are limited to promptly and on a priority basis replacing or repairing any Product which fails to conform to this warranty. Vyyo shall not be responsible for any warranty failures caused by misuse, neglect, improper installation, repair, alteration or accident relating to the applicable Product which is material and not consistent with ordinary wear and tear, unless caused by any act or omission of Vyyo, its agents or employees. Any Product which has either been repaired or replaced by Vyyo under the terms of the warranty provisions of this Agreement shall have warranty coverage for the greater of (i) three (3) months from the date of return to ANI, or (ii) the remaining warranty period calculated from the date of original delivery. ANI will pay transportation and insurance costs to ship the Products to the repair depot designated by Vyyo. Vyyo will reimburse ANI for such costs and pay the transportation cost of returning Products if the Products, or a component of the Products, were defective. If a Product is determined to be out of warranty or not defective, Vyyo will promptly advise ANI and, if repairable, offer to repair the Product at Vyyo’s standard out-of-warranty rates as set forth on Schedule C, all shipping to be paid by ANI.

Vyyo warrants that all Services performed pursuant to this Agreement shall be performed in a professional and workmanlike manner, by experienced individuals, and in accordance with generally accepted industry standards.

12.2         Limitations and Exclusions. THE WARRANTY PROVIDED IN THIS AGREEMENT IS PERSONAL TO ANI AND IS A LIMITED WARRANTY, BUT IT MAY BE ASSIGNED BY ANI TO ANY CUSTOMER OF ANI OR ANY TRANSFEREE OF SUCH PRODUCT. IT IS THE ONLY WARRANTY MADE BY VYYO TO ANI. VYYO MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

12.3         Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, AND WHETHER ASSERTED BY ANI OR ANY OTHER THIRD PARTY UNDER CONTRACT, STRICT OR PRODUCT LIABILITY, ACTIVE OR PASSIVE NEGLIGENCE, OR OTHER TORT CLAIMS, OR OTHERWISE:  (i) EXCEPT FOR VYYO’S INDEMNITY OBLIGATIONS HEREUNDER AND VYYO’S OBLIGATIONS TO REPAIR OR REPLACE PRODUCTS, VYYO’S LIABILITY AND OBLIGATION IN ANY WAY RESULTING OR ARISING FROM OR RELATING TO THE PRODUCTS SOLD OR SERVICES PROVIDED TO ANI UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE CUMMULATIVE TOTAL AMOUNTS PAID BY ANI FOR THE PRODUCTS FROM THE EFFECTIVE DATE OR $10,000,000.00 IN THE AGGREGATE, WHICHEVER IS LESS; AND (ii) NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR, BUSINESS INTERRUPTION, LOSS OF REVENUE, LOSS OF PROFITS, LOSS OF DATA OR TRANSMISSIONS, LOSS OF CUSTOMERS, OR OTHER INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER, RESULTING OR ARISING FROM OR RELATING TO THIS AGREEMENT OR THE PRODUCTS AND WHETHER OR NOT THE OTHER PARTY IS ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING. EACH PARTY WAIVES ALL REMEDIES FOR BREACH OR NONPERFORMANCE BY THE OTHER PARTY TO THE EXTENT INCONSISTENT WITH THE FOREGOING. NOTHING IN THIS AGREEMENT OR IN ANY OTHER AGREEMENT BETWEEN VYYO AND ANI RELATING TO THE PRODUCTS OR ANY SERVICES SHALL BE CONSIDERED FOR THE BENEFIT OF ANY THIRD PARTY OR AS GIVING ANY THIRD PARTY ANY RIGHTS AGAINST EITHER PARTY.

ARTICLE 13. INFRINGEMENT AND OTHER INDEMNIFICATION

13.1         If a third party raises a claim of an alleged infringement of patent, trade name, trademark, design, copyright or any other intellectual property rights against ANI or any ANI customer in connection with the Products, ANI shall:

(a)           inform Vyyo promptly of such claim,

(b)           not, of its own accord, admit or settle such claim, and

(c)           provide reasonable assistance to Vyyo, at Vyyo’s expense, to defend against such claim, and

(d)           act only in accordance with written instructions of Vyyo with respect to such claim.

13.2         In case of a claim set forth in this article 13, Vyyo will at its own cost and expenses:

(a)           defend against such claim and indemnify and hold ANI and its affiliates, directors, officers, employees, agents and direct customers harmless from and against any and all damages, losses, liabilities, costs, expenses and fees incurred in connection with any such claim (including reasonable attorneys’ fees), and

(b)           acquire the right for ANI and ANI’s customers to continue to use such Product, including without limitation by obtaining any necessary patent licenses from the person or company entitled to enforce such patent, or

(c)           modify the Product so as to become non-infringing provided that such modified Product maintains substantially the same functionality as the original Product.

13.3         Vyyo shall have no liability in the case of a patent infringement which results from modification made by ANI in or to the Products or from the combination of Products with other product not sold hereunder.

13.4         Each party shall indemnify and hold the other party and its affiliates, directors, officers, employees, agents and customers harmless from and against any and all damages, losses, liabilities, costs, expenses and fees (including reasonable attorneys’ fees) arising out of or resulting from any third party claim caused by personal injury or physical property damage caused by the negligence or willful misconduct of such party or its employees or agents.

13.5         Vyyo shall obtain and maintain in effect the insurance coverage set forth in Exhibit 13.5.

ARTICLE 14. CONFIDENTIALITY

14.1         All non-public documentation, technical information, software, business information, or other materials that are disclosed by one party (the “Disclosing Party”) to the other (the “Receiving Party”) in the course of performing this Agreement shall be considered the proprietary information (“Proprietary Information”) of the Disclosing Party, provided that such information is identified or marked as confidential at the time of disclosure or otherwise should be reasonably understood by the Receiving Party to be confidential to the Disclosing Party based upon the manner and means of disclosure or the type of information or materials disclosed.

14.2         The Receiving Party shall: (a) hold the Disclosing Party’s Proprietary Information in strict confidence; (b) use the Disclosing Party’s Proprietary Information solely for the purposes of performing this Agreement; and (c) not disclose the Disclosing Party’s Proprietary Information except to the Receiving Party’s employees and agents having a need-to-know such information for purposes of performing this Agreement and provided that such employees and agents are bound by written obligations of confidentiality with respect to such Proprietary Information that are comparable to those set forth herein).

14.3         The restrictions set forth in this Article 14 shall not apply to any information that (i) is independently developed by the Receiving Party without use of the Disclosing Party’s Proprietary Information; (ii) is lawfully received by the Receiving Party free of any obligation to keep it confidential; or (iii) is or becomes generally available to the public other than by breach of this Agreement. In addition, either party may disclose the other party’s Proprietary Information to the extent required by law or regulation provided that, prior to disclosure, the Receiving Party provides written notice to the Disclosing Party to the extent legally permissible and practicable so that the Disclosing Party may seek a protective order or other limitations on disclosure.

ARTICLE 15. TERM AND TERMINATION

15.1         This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of ten (10) years (the “Initial Term”). Thereafter, this Agreement may be renewed by the mutual written agreement of the parties. The Initial Term and any renewal term shall collectively be referred to as the “Term”.

15.2         ANI may terminate this Agreement in the event of a material breach of the terms and conditions contained in this Agreement by Vyyo following ANI sending notice in writing to Vyyo demanding that Vyyo rectify any breach specified in the said notice within sixty (60) days from the date of receipt of such notice and failure of Vyyo to rectify such breach. Following receipt of any such proposed termination notice, the parties shall attempt in good faith to reach agreement with respect to the cure of the matter underlying the material breach, and upon reaching such agreement and such cure being effected, the notice of termination shall be deemed rescinded and of no further force or effect. If such material breach is not rectified within such period, and no agreement is reached by the parties to defer or cancel such termination, ANI may effect termination of this Agreement by giving Vyyo another written notice specifying the date on which the termination is to take effect.

15.3         During the first two years of the Term, in consideration of ANI making a substantial up-front payment for the exclusive rights granted pursuant to Article 18.2 hereof, Vyyo may suspend performance, but may not terminate this

Agreement, in the event of a material breach of the terms and conditions contained in this Agreement by ANI. Thereafter, Vyyo may terminate the Agreement in the event of a material breach of the terms and conditions contained in this Agreement by ANI. Any such suspension or termination, as applicable, for material breach shall follow Vyyo sending notice in writing to ANI demanding that ANI rectify any breach specified in the said notice within sixty (60) days from the date of receipt of such notice and failure of ANI to rectify such breach. Following receipt of any such proposed suspension or termination notice, as applicable, the parties shall attempt in good faith to reach agreement with respect to the cure of the matter underlying the material breach, and upon reaching such agreement and such cure being effected, the notice of suspension or termination, as applicable, shall be deemed rescinded and of no further force or effect. If such material breach is not rectified within such period, and no agreement is reached by the parties to defer or cancel such termination or suspension, Vyyo may effect termination or suspension, as applicable, of this Agreement by giving written notice to ANI specifying the date on which such suspension or termination is to take effect.

15.4         Either party may terminate this Agreement at any time if insolvency or reorganization proceedings or any other proceedings analogous in nature or effect are instituted by or against the other party hereto, the other party is dissolved or liquidated whether voluntarily or involuntarily, a receiver or trustee is appointed for all or a substantial part of the assets of the other party or the other party makes an assignment for the benefit or creditors.

ARTICLE 16. EFFECT OF TERMINATION

16.1         No expiration or termination of this Agreement shall release either party from any liability that at such time has already accrued to the other party, or in any way affect the survival of any right, duty or obligation of either party that is contemplated to be performed as of the date of or after such expiration or termination.

ARTICLE 17. LICENSING AND ESCROW

17.1         Vyyo hereby grants to ANI a perpetual, nonexclusive, fully paid-up right and license to use any Software provided in connection with a Product as necessary to use, operate, maintain and support such Product, with the right to sublicense any such rights (i) to ANI’s customers that use the Product in connection with products and services provided by ANI or to any one that purchase the Product directly from ANI, and (ii) to third party agents of ANI that assists ANI in connection with the Product. ANI agrees that it will not sublicense the Software provided in connection with the Products except as permitted in (i) or (ii) above, without Vyyo’s prior written consent. ANI agrees not to reverse engineer, disassemble or decompile the Software.

17.2         Within two business days after the execution of this Agreement, the parties shall execute the Escrow Agreement set forth on Schedule D among themselves and an independent escrow agent selected by mutual agreement of the parties. The Escrow Agreement will require Vyyo to place on deposit with the escrow agent complete engineering design documentation, software source code and manufacturing documentation relating to the Products and any vendor authorization (such materials collectively called the “BOM Documentation”) reasonably required for ANI to acquire tooling and components and to manufacture the Products (including any Software) with minimal delay. The escrow agreement shall also require Vyyo to update the deposited materials on an annual basis or more frequently if there is a change in any Product or Software to include any updates or upgrades to same.

17.3         In the event Vyyo ceases to manufacture the Products for any reason or Vyyo is in material breach of this Agreement then ANI may, without in any manner limiting its legal and equitable remedies in the circumstances, serve upon Vyyo a written notice requiring Vyyo to continue to manufacture the Products or cause such default to be corrected forthwith, and ANI shall be entitled to specific performance therefor. Unless within ten business days after the service of such notice upon Vyyo such default shall be corrected or arrangements for the correction thereof reasonably satisfactory to ANI shall be made, ANI shall be entitled to the remedies set forth in the Escrow Agreement and ANI shall possess a perpetual, non-exclusive, royalty-free fully-paid up license under all Vyyo intellectual property (other than trademarks) to develop, have developed, manufacture, have manufactured, use and sell the Products and to sublicense the Software. Vyyo agrees that ANI shall have the right to designate third party customers of ANI as beneficiaries of the escrow agreement entitled to receive the deposited materials under the escrow agreement and to have the same license under Vyyo intellectual property.

ARTICLE 18. EXCLUSIVITY

18.1         During the Term of this Agreement, so long as ANI (i) pays the Exclusivity Amount for the first two years, and (ii) meets the Minimum Product Purchase Amounts and (iii) for the first two (2) years has no undisputed outstanding invoice payment to Vyyo hereunder which is larger than $2,000,000 for more than 90 days after the required payment date and after the first two (2) years of the Term has no undisputed outstanding invoice payment to Vyyo hereunder which is larger than $250,000 for more than 90 days after the required payment date, Vyyo shall be prohibited from selling Products (i) in the Relevant Territory and (ii) to the

Relevant Market. Further, for the avoidance of doubt, nothing in this Agreement shall prohibit Vyyo from (i) selling Products outside of the Relevant Territory; (ii) selling Products within the Relevant Territory to end users or resellers other than those engaged in the Relevant Market (and without limiting the foregoing but for the avoidance of doubt cable television customers are not considered to be engaged in the Relevant Market); and (iii) selling non-wireless products or non-wireless equipment other than the Products within the Relevant Territory to end users or resellers in the Relevant Market.

18.2         For purposes of this Agreement, the term “Relevant Territory” shall mean the United States, Canada and the Gulf of Mexico (whether deemed U.S. or Mexican territorial waters).

18.3         For purposes of this Agreement, the term “Relevant Market” shall mean end users engaged in or resellers selling long range data communications products to the following businesses, industries or governmental functions:  (i) electricity generation, transmission or distribution (both downstream and upstream); (ii) oil or gas exploration, manufacture, transportation or distribution; (iii) water utility; (iv) chemical manufacture; (v) mining; (vi) environmental monitoring or protection; (vii) transportation facilities (including railroads); (viii) border control, and (ix) public safety (e.g., police, fire departments, rescue, but not general public communications such as broadband internet, cable, consumer level entertainment, etc.). Vyyo shall use commercially reasonable efforts to ensure that any sale of its products to resellers within the Relevant Territory are not intended for resale to end users within the Relevant Market.

ARTICLE 19. ASSIGNMENT

19.1         Vyyo may assign its rights and obligations under this Agreement and/or any individual Purchase Order without ANI’s consent including, without limitation, in whole or in part, to any affiliate or successor in interest of Vyyo or in connection with any financing, in each case upon prior written notice to ANI; provided that any such assignee of Vyyo’s obligations is reasonably capable of fulfilling Vyyo’s obligations under this Agreement. If Vyyo consummates a transaction or series of transactions whereby its wireless assets and/or business are assigned or otherwise transferred to a successor in interest, this Agreement must be assigned to such successor in interest. If this Agreement is assigned or otherwise transferred to a successor in interest of Vyyo’s wireless assets and/or business, the exclusivity provisions of Section 18 and the intellectual property licenses from Vyyo in Sections 11 and 17 of this Agreement shall apply only to that portion of Vyyo’s wireless assets and/or business that has been assigned or transferred (including any updates, upgrades, modifications and enhancements thereto), and such exclusivity provisions shall not apply to any other assets or business or intellectual property of the successor in interest or of the remaining businesses of Vyyo. ANI may assign its rights and obligations under this Agreement and/or any individual Purchase Order without Vyyo’s consent including, without limitation, in whole or in part, to any affiliate or successor in interest of ANI or in connection with any financing, in each case upon prior written notice to Vyyo, and also to any third party (including any ANI customer); provided that any such assignee of ANI’s obligations is reasonably capable of fulfilling ANI’s obligations under this Agreement. Except as provided in this paragraph, neither party may, in whole or in part assign this Agreement hereunder nor any rights or obligations created there under without the prior written consent of the other party. Any assignment in violation of this Article shall be null and void and of no effect between the parties.

ARTICLE 20. FORCE MAJEURE

20.1         Neither party shall be responsible for failure or delay to comply with this Agreement and/or any individual Purchase Order hereunder, in case such failure or delay is caused by any acts that are beyond their reasonable control and the parties hereto have used their best endeavor to carry out their obligation under this Agreement.

ARTICLE 21. RESOLUTION OF DISPUTE

21.1         Any dispute arising out of or relating to this Agreement which can not be resolved within a reasonable time directly by the parties shall be settled by arbitration, by a panel of three (3) arbitrators (unless otherwise agreed by the parties) in accordance with the Rules & Regulations of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall select one arbitrator and those arbitrators shall select the third arbitrator. If they cannot agree on the third arbitrator, then such arbitrator shall be selected by the AAA. The location of any such arbitration shall be New York, New York. All discussions and correspondence among the representatives, during said arbitration shall be treated as confidential information, exempt from discovery, and shall not be admissible in any lawsuit without the agreement of the parties. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by the parties unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case. The arbitrator(s) are not empowered to award damages in excess of compensatory damages and each party irrevocably waives any damages in excess of compensatory damages. The parties agree to undertake all reasonable steps to expedite the arbitration process. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

ARTICLE 22. NOTICE

22.1         All notices, Purchase Orders, acceptances thereof, requests, demands, claim letters and other communications to be given or made under this Agreement or individual Purchase Orders hereunder shall be given by airmail, telex or facsimile addressed to the party to be notified at the addressed and to the attention as set forth below :

If to Vyyo:	Vyyo Inc.
4015 Miranda Ave., First Floor
Palo Alto, CA 94304
	Attention	:
	Telephone	:
	Facsimile	:

With a copy to:	Vyyo Inc.
4015 Miranda Ave., First Floor
Palo Alto, CA 94304
	Attention:	General Counsel
	Telephone:	650.319.4021
	Facsimile:	650.319.4022

If to ANI:	Arcadian Networks, Inc.
26 Broadway
21st Floor
NY, NY 10004
Attn: Gil Perez, CEO

With a copy to:	Arcadian Networks, Inc.
26 Broadway
21st Floor
NY, NY 10004

Attn: Andrew Fradkin, General Counsel

or to such other address or addresses as the respective party hereto may designate from time to time. Such notices shall be considered to have been sufficiently given on the fifth ( 5th ) business day following transmission, if by mail, and on the next business day if by telex or facsimile.

ARTICLE 23. LAW APPLICABLE

23.1         This Agreement and each individual Purchase Order hereunder shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of law principles (other than Section S-1401 of the New York General Obligations Law).

ARTICLE 24. SEVERABILITY AND PUBLICITY

24.1         The parties hereto agree that invalidity or unenforceability of any of the provisions, in part or in whole of this Agreement or any individual Purchase Order hereunder shall not in any way affect the validity or enforceability of any other parts or provisions thereof except those which comprise an integral part of or those which are otherwise clearly inseparable from such invalid or unenforceable parts or provisions.

24.2         Neither party shall issue any press release, public announcement, news release or, except as may be required by law, any other public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, any amendment hereto or performance hereunder, or use the other party’s trademark, trade name, service mark and domain name, and any visual representations thereof (including logos, designs, symbols, word marks, images, colors and color combinations, trade dress and characters) in any publicity, news release or other public announcement without the written consent of the other party, which written consent shall not be unreasonably withheld.

24.3         Vyyo shall ensure that all Products sold to ANI under this Agreement contain the “Arcadian Networks” name and logo in the manner and format reasonably designated by ANI, provided that ANI agrees to pay for any additional costs associated with inclusion of such name and/or logo as notified by Vyyo to ANI in advance of expenditure. Vyyo shall ensure that the “Dallager” name and logo does not appear on any of the Products.

ARTICLE 25. COMPLIANCE WITH LAWS

25.1         In connection with this Agreement, each party will comply with all laws, rules and regulations applicable to its business. As between the parties, ANI shall be responsible to obtain and maintain in effect all permits, licenses and approvals required for ANI to operate a communications network and to act as a communications service provider, including without limitation any required FCC spectrum licenses. As between the parties, Vyyo shall be responsible to obtain and maintain in effect all permits, licenses and approvals required for Vyyo to manufacture, sell and distribute the Products and to provide the Services. Vyyo shall ensure that all Products which are required to comply with FCC regulations comply with such regulations, including without limitation the obtaining of any required approvals needed before commercial sale of the Products, and are properly labeled in compliance with FCC and other applicable laws, except those specifically set forth on Schedule A-1 or A-2.

ARTICLE 26. RE-BANDING

Vyyo acknowledges that ANI’s spectrum lessor(s) may seek to “re-band” the existing “A band” by replacing it with another band in the upper 700-MHz spectrum as required by law or otherwise (the “New Band”). In the event of any such “re-banding” during the first three (3) years of the Agreement, and solely to the extent that ANI is required (by contract or law) to support such “re-banding,” and to the extent that ANI requests it from Vyyo during the first three (3) years of the Agreement, Vyyo agrees to use all commercially reasonable efforts to develop Product re-banding kits and Spare Parts (“Product Re-Banding Kits”) for Products that have been purchased by ANI that when applied to such Products will allow ANI to utilize the  New Band in a manner consistent with the use of the “A-band” and that will comply with the FCC regulations for the New Band. The Product Re-Banding Kits will be added to Schedules A-1 and A-2 and shall be subject to the terms of this Agreement. Vyyo agrees to take into account “re-banding” requirements while developing New Products in the first three (3) years of the Agreement with the intention to reduce Product Re-banding Kits cost. The parties will work together in good faith, with such advance notice to each other as can reasonably be given under the circumstances, to minimize the costs of such “re-banding”  and of services outages, delays or other similar effects resulting from implementation of a Re-banding. Each party shall bear one-half of the direct costs of efforts dedicated specifically and exclusively to developing Product Re-Banding Kits and incurred from and after the Effective Date of this Agreement, provided that ANI’s share of such expenses shall not exceed an aggregate amount of $500,000. In any event, Vyyo shall provide ANI in writing in advance a description of all such development efforts to be undertaken by Vyyo, and shall provide to ANI an itemized list of all such costs incurred within [60] days after they are incurred. In the event that any such re-banding occurs after the first three (3) years of the Agreement, the parties shall discuss in good faith any support in connection therewith to be provided by Vyyo and the fees relating thereto.

ARTICLE 27. ENTIRE AGREEMENT

27.1         This Agreement contains the entire agreement between both parties concerning the subject matter hereof and supersedes all previous negotiations, commitments and writings in respect to such subject matter and no provision of this Agreement may be waived, modified or amended, in whole or in part, except by a writing executed by duly authorized representatives of both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written, by their duly authorized representatives.

Signed for and on behalf of VYYO INC.

Signature	: /s/ Arik Levi
Name	: Arik Levi
Title	: CFO
Date	: 3/31/2006

Signed for and on behalf of ARCADIAN NETWORKS INC.

Signature	: /s/ Gil Perez
Name	: Gil Perez
Title	: President & CEO
Date	: 3/31/06

Schedule A-1

Product list and Pricing

Products shall be uniquely identified by their Vyyo Part Number (P/N).

	P/N	Description	Price per unit*
1	4KT0001-A	Single Sector Band A Base Station	$***
2	4KT0004-A	Dual Sector Band A Base Station	$***
3	4KT0007-A	Triple Sector Band A Base Station	$***
4	4RF0037-A	Dual panel, tuned sector directional vertical antenna with mounting kit	$***
5	4RF0056-A	Dual panel, tuned sector directional horizontal antenna with mounting kit	$***
6	4RF0033-A	Vertical Omni Antenna with mounting Kit	$***
7	4RF0057-A	Antenna Bracket	$***
8	9VY002-A	V290i	$***
9	4RF0054-A	CPE Yagi antenna	$***
10	4RF0050-A	CPE flat antenna	$***

*** Denotes language for which Vyyo Inc. has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended

Each base station purchased by ANI hereunder shall be shipped with the results of the Factory Acceptance Test(s) performed on such base station.

Each V290i provided by Vyyo hereunder shall perform in accordance with the following performance metrics:

Layer 3 Throughput(2)	Downstream: 1 Mbps
Upstream: 200 Kbps
Round trip delay (Ethernet)(3)	90 ms
Round trip delay (Serial)(4)	170 ms

Under the following conditions:

Sector configuration	Downstream: 330 KHz @ 64QAM Upstream: 325 KHz @ 16QAM

Radio link quality	Downstream RF SNR: 27 dB Upstream RF SNR(5): 24 dB

Number of active modems / sector	1

Demarcation points Base station side CPE side	WMTS Ethernet port connected to the backbone network V290iA Ethernet port

Configuration	V290iA default configuration: Single best effort serviceNo classification, filters, firewall or other per packet functionality

(2) Tested with DOS FTP running on Windows 2003 server

(3) Round trip delay is tested as the average time of at least 10 measurements of ICMP ECHO (PING) with smallest packet size,

(4) Additional latency is introduced by the serial port

(5) RF SNR measured at the receiver input

Schedule A-2

Spare Parts list and Pricing

Spare Parts shall be uniquely identified by their Vyyo Part Number (P/N).

	P/N	Description	Price*
1	4RF0036-A	Up converter	$***
2	4RF0010-A	Down convertor (Cadco)	$***
3	9 VY0003-A	V3100-A Down Converter (Vyyo)	$***
4	4RF0035-A	40 Watts Power amplifier	$***
5	4RF0034-A	UHF combiner/splitter (Diplexer)	$***
6	4GN0010-A	RCU	$***
7	4GN0011-A	Uninterrupted power supply (UPS)	$***
8	4RF0039-A	Band Pass Filter	$***
9	4RF0041-A	First stage preamplifier	$***
10	4RF0040-A	Second stage preamplifier	$***
12	4RF0042-A	Multy Sector Modem Sample Port	$***
13	6290-070	Band-A base station monitoring modem	$***
14	7290-4200-01	WMTS IP AC 200W	$***
15	3290-610	UC Card	$***
16	3290-616	Hex Card	$***
17	3290-617	Quad Card	$***
18	3290-618	Host Master	$***
19	1191-030	PS 200W	$***

*** Denotes language for which Vyyo Inc. has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended

Schedule A-3

New Product Pricing Procedure

For a New Product (not including a Spare Part) added to Schedule A-1 after the Effective Date, and except as set forth below with respect to Product Re-Banding Kits the following process will apply:

The parties will jointly engage an Independent Party to determine the initial New Product Price for any New Product added to Schedule A-1 after the Effective Date. Such Price shall be determined as follows: (i) the “Product’s Average Gross Margin” shall be calculated as Vyyo’s average gross margin for all Schedule A-1 Products other than the NMS or other Software for the calendar year preceding the year in which the New Product was added to Schedule A-1, (ii) The “New Product Cost” shall be Vyyo’s cost of manufacturing or procuring the New Product, (each of (i) and (ii), as determined by the Independent Party), and (iii) the New Product Price shall be calculated by dividing the New Product Cost by [one (1) minus the Product’s Average Gross Margin].
Example: Assume that the New Product Cost is $130 and that the Products Average Gross Margin is 35%. The Price for the New Product shall be equal to $130 divided by (1-.35) or $200.

Notwithstanding the foregoing the “Product’s Average Gross Margin” for Product Re-Banding Kits is set to 35%.

For a New Spare Part added to Schedule A-2 after the Effective Date, and except as set forth below with respect to Product Re-Banding Kits the following process will apply:

The parties will jointly engage an Independent Party to determine the initial new Spare Part Price for any new Spare Part added to Schedule A-2 after the Effective Date. Such Price shall be determined as follows: (i) the “Spare Part’s Average Gross Margin” shall be calculated as Vyyo’s average gross margin for all Schedule A-2 Spare Parts for the calendar year preceding the year in which the New Spare Part was added to Schedule A-2, and (ii) The “New Spare Part Cost” shall be Vyyo’s cost of manufacturing or procuring the New Spare Part, (each of (i) and (ii), as determined by the Independent Party), and (iii) The New Spare Part Price shall be calculated by dividing the New Spare Part Cost by [one (1) minus the Products Average Gross Margin minus 5%].
Example: Assume that the New Product Cost is $75 and that the Products Average Gross Margin is 20%. The Price for the New Product shall be equal to $75 divided by (1 -.20 -.05) or $100.

Notwithstanding the foregoing the “Spare Part’s Average Gross Margin” for Product Re-Banding Kits is set to 35%.

The parties shall instruct such Independent Party to make a determination as to Price within thirty (30) days. Vyyo will reasonably cooperate with such Independent Party to provide any records, books and information deemed necessary by such Independent Party to make the determination required herein. The Independent Party shall be subject to reasonable obligations of confidentiality with respect to such books, records and information. The determinations of the Independent Party shall be binding on the parties unless there is a manifest error in such determinations. If either party reasonably believes that the Independent Party committed such an error, such party can request the Independent Party to promptly reexamine the matter, and if an error has been committed, the Independent Party shall make the appropriate correction. The fees and expenses of the Independent Party shall be borne 50%/50% by ANI and Vyyo.

“Independent Party” shall mean Duff & Phelps or any other accounting, financial consulting or similar firm reasonably capable of reviewing Vyyo’s financial records and making a determination regarding Vyyo’s costs and profits margin relating to a Product that has not performed a significant amount of work for ANI or Vyyo, as selected by the parties from time to time.

Schedule B-1

Minimum Product Purchase Amounts

The “Minimum Product Purchase Amount” for each year of the Term shall have the following meaning:

Year	Minimum Product Purchase Amount
Year 1	$***
Year 2	$***
Year 3	$***
Year 4 (and +)	$***

The Minimum Product Purchase Amount relates only to purchases of Products and is used in this Agreement solely to determine ANI’s exclusivity rights in relation to the Products and does not represent a commitment by ANI to purchase Products in any particular amount.

The Minimum Product Purchase Amounts set forth above are non-cumulative except as follows:  in the event ANI submits accepted Product Purchase Orders for Products with shipment dates designated in a given year (provided such shipment dates are not pushed back by ANI) for an amount in excess of the Minimum Product Purchase Amount for such  year, such excess shall “roll over” to the next successive year, provided however that such amount rolled over shall not exceed 25% of such successive year’s Minimum Product Purchase Amount (the result being that the successive year’s Minimum Product Purchase Amount will be no less than 75% of the amount stated above). For the avoidance of doubt, the “roll over” only applies for the immediate successive year and cannot serve to create or increase a “roll over” for the next year. For purposes of example only:  if the Product Purchase Amount for year 1 is equal to $20.0, $2.5 million would roll over (25% of the year 2 Minimum Product Purchase Amount). If the accepted Product Purchase Orders with shipment dates designated in year 2 equaled $9 million, the minimum in year 2 would be satisfied due to the roll over from year 1, but no amount would roll over to year 3.

In order to maintain its exclusivity rights hereunder, ANI shall purchase at least 25% of the Minimum Product Purchase Amount for each year within the first half of such applicable year. The parties acknowledge and agree that the 25% in the foregoing sentence shall instead equal 32% for any year if ANI purchases in the preceding year more than fifteen percent (15%) of products with similar functionality to the Products from a third party. For purposes of this paragraph, the term “purchase” shall mean submission by ANI of accepted Product Purchase Orders for Products with shipment dates designated for the first half of such applicable year.

*** Denotes language for which Vyyo Inc. has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended

Schedule B-2

Forecast Amounts

Year	Forecast Amounts
Year 1	$***
Year 2	$***
Year 3	$***
Year 4	$***
Year 5 (and +)	$***

The Forecast Amounts relate only to purchases of Products and are used in this Agreement solely to determine any applicable Price discounts and do not represent a commitment by ANI to purchase Products in any particular amount.

*** Denotes language for which Vyyo Inc. has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended

Schedule B-3

Exclusivity Amounts

Year	Exclusivity Amount
Year 1	$4.0 million
Year 2	$4.0 million
Year 3 (and +)	None

In order to maintain exclusivity in accordance with Section 18, the Exclusivity Amount shall be paid in accordance with the following schedule:

The first Exclusivity Amount payment of $4.0 million shall be paid by ANI to Vyyo within ten (10) days of the Effective Date of this Agreement.

The second Exclusivity Amount payment of $4.0 million shall be paid by ANI to Vyyo no later than twelve (12) months after the Effective Date of this Agreement.

These Exclusivity Amounts are used in this Agreement solely to determine ANI’s exclusivity rights in Year 1 and Year 2 only in relation to the Products and do not represent a commitment by ANI to purchase Products in any particular amount. For purposes of clarification, there is no Exclusivity Amount after Year 2.

Schedule C-1

Support Services

General terms:

1.     All service calls will be made by ANI to Vyyo. There shall be no services calls initiated by ANI’s customers to Vyyo.

2.     ANI technical staff will have the required knowledge to reasonably try to address the customer issues.

3.     ANI technical staff will reasonably try to address the customer issues prior to calling upon Vyyo.

4.     ANI will approach Vyyo for support if it reasonably suspects that the problem is with a malfunction of Vyyo equipment or software.

5.     Any contact by Vyyo with ANI’s customers regarding Customer support issues shall include a representative of ANI’s technical staff, unless expressly agreed otherwise by Vyyo and ANI.

6.     Every request by ANI for support will include, but not be limited to, the following information to the extent necessary: a detailed description of the problem, a detailed description of the configuration of the network at the relevant site and the actions taken to resolve the problems or  find workarounds prior to the request for support.

Call Center services:

Prices quoted are for 36 months following the Effective Date.

Part Number (P/N)	Service description	Rate
TBD	Regular hours (9AM-6PM EST) per call payment.	$*** per hour, $*** minimum per call.
TBD	24*7, 365 days

$*** yearly payment for up to 250 hours. Any additional hours will be charged in accordance with the following:$*** per hour during Regular Hours, with a $*** minimum per call during Regular Hours; and $*** per hour outside Regular Hours, with a $*** minimum per call outside Regular Hours.

On-Site services:

Priced quoted are for 24 months following the Effective date.
Expenses (transportation, accommodation and hospitality will be charged on top of that.

Time will be measured in full days starting at arrival to site and ending at departure  from site and adding one day for travel

Part Number (P/N)	Service Description	Rate
TBD	Best effort	$*** a day
TBD	Departure within 6 hours of call, pending transportation availability. No more than one person in the field at one time.	$*** yearly payment for up to 50 days. Any additional day will be charged at $*** a day.

*** Denotes language for which Vyyo Inc. has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended

Schedule C-2

Maintenance Services

Vyyo will be releasing from time to time and upon its own discretion software and firmware updates, as appropriate, to the Products. Such updates will include both fixes and enhancements and will be made available to ANI for such products under maintenance. Vyyo shall make commercially reasonable efforts to meet ANI requests for Product enhancements but makes no commitments to do so unless otherwise agreed upon by the parties in writing. Vyyo shall use commercially reasonable efforts to promptly provide fixes or workarounds for any bugs identified in the Products (including applicable software).

Initial Maintenance Services may be purchased for a Product only at the time ANI purchases such Product from Vyyo, unless otherwise agreed upon by the parties. Maintenance can only be purchased for one year at a time and renewal Maintenance Services may be purchased only prior to the expiration of prior maintenance period.

Cost of 12 months maintenance for all base station Products (without antenna) is ***% of the price for such Product set forth in Schedule A-1.

Cost of 12 months maintenance for all CPE Products (without antenna) is ***% of the price for such Product set forth in Schedule A-1.

Cost of 12 months maintenance for the Network Management Software is ***% of the NMS Software price set forth in Schedule A-1.

*** Denotes language for which Vyyo Inc. has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended

Schedule C-3

Extended Warranty and Rates

Vyyo offers Extended Warranty service (the “Extended Warranty”) for the Hardware Products at ***% (flat rate) of the product list price for one (1) twelve (12) months beyond the initial 18 month Standard Warranty period, subject to the same terms and conditions as set forth in the Standard Warranty.

This Extended Warranty is applicable only as an extension/continuation of the Standard Warranty.

The Extended Warranty must be purchased prior to the expiration of the Standard Warranty period.

The Extended Warranty repair service is rendered upon customer’s request according to Vyyo’s RMA (Return Material Authorization) policy.

*** Denotes language for which Vyyo Inc. has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended

Schedule C-4

Training Services and Rates

Vyyo will offer Product Training which will target ANI technical personnel and will provide them the required knowledge on how to operate and maintain the Products.

Cost of course (up to 20 trainees) - $*** per day, minimum 3-days

Reasonable and Documented Expenses (meals, travel, and accommodations) of Vyyo’s trainer will be charged in addition to the above.

Pricing is limited for 24 months following the Effective Date.

*** Denotes language for which Vyyo Inc. has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended

Schedule C-5

Miscellaneous Services and Rates

Vyyo will offer other services to ANI for the 18 months after the signing of this Agreement.

ANI shall provide a PO for those services.

Vyyo employee	Price per day
Engineer	$***, minimum 3-days
Senior Engineer	$***, minimum 3-days

Notes:

1.     The rates do not include expenses such as meals, transportation (flights and ground) and accommodation. ANI shall also be responsible to reimburse Vyyo for such reasonable and documented expenses incurred in connection with the performance of Miscellaneous Services.

2.     The parties acknowledge and agree that Vyyo’s employees shall perform any such Miscellaneous Services under the direction and control of ANI (or its designee). Vyyo makes no representation or warranty with respect to the provision of any such miscellaneous services.

3.     Vyyo will provide such services only if the required engineer is available.

*** Denotes language for which Vyyo Inc. has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended

Exhibit 1

Initial Purchase

*** Denotes language for which Vyyo Inc. has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended